EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CoroWare, Inc.

We consent to incorporation by reference in this Registration Statement of CoroWare, Inc., on Form S-8 to be filed with the Commission on or about December 7, 2009 of our Report of Independent Registered Public Accounting Firm dated May 5, 2009 covering the consolidated financial statements of CoroWare, Inc. for the years ended December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended.

LBB & Associates Ltd., LLP

Houston, Texas

December 14, 2009